                                                                    EXHIBIT 12.1

                      AMERICAN RICE, INC. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                      COMET(1)                       ARI(2)
                                          --------------------------------     -------------------
                                                            YEAR ENDED MARCH 31,
                                          --------------------------------------------------------
                                           1991        1992         1993        1994        1995
                                          -------     -------     --------     -------     -------
Earnings (loss) before income taxes and
  extraordinary items...................  $   716     $(5,638)    $(11,265)    $ 5,721     $ 6,115
Add (deduct):
  (Earnings) loss on equity
     investment.........................    2,772       2,607        1,630        (426)         --
  Portion of rents representative of the
     interest factor....................      342         429          447         802       1,333
  Interest expense......................    7,841       8,068        5,232       9,884      12,344
                                          --------    --------    --------     --------    --------
  Earnings as adjusted..................  $11,671     $ 5,466     $ (3,956)    $15,981     $19,792
                                          ========    ========    ========     ========    ========
Fixed charges:
  Interest expense......................  $ 7,841     $ 8,068     $  5,232     $ 9,884     $12,344
  Portion of rents representative of the
     interest factor....................      342         429          447         802       1,333
                                          --------    --------    --------     --------    --------
  Total fixed charges...................  $ 8,183     $ 8,497     $  5,679     $10,686     $13,677
                                          ========    ========    ========     ========    ========
Ratio of earnings to fixed charges(2)...      1.4x         --(3)        --(3)      1.5x        1.4x
                                          ========    ========    ========     ========    ========

                                                     PRE-ACQUISITION ARI(1)
                                           ------------------------------------------
                                                                               PERIOD
                                                                                FROM
                                                                               APRIL
                                                                                 1,
                                                                                1993
                                                YEAR ENDED MARCH 31,           TO MAY
                                           -------------------------------      26,
                                            1991        1992        1993       1993(1)
                                           -------     -------     -------     ------
Earnings (loss) before income taxes and
  extraordinary items....................  $(6,008)    $(5,432)    $ 3,250     $  888
Add:
  Portion of rents representative of the
     interest factor.....................      255         285         296         49
  Interest expense.......................    6,255       6,310       7,167        975
                                           -------     --------    --------    --------
  Earnings as adjusted...................  $   502     $ 1,163     $10,713     $1,912
                                           ========    ========    ========    ========
Fixed charges:
  Interest expense.......................  $ 6,255     $ 6,310     $ 7,167     $  975
  Portion of rents representative of the
     interest factor.....................      255         285         296         49
                                           --------    --------    --------    --------
  Total fixed charges....................  $ 6,510     $ 6,595     $ 7,463     $1,024
                                           ========    ========    ========    ========
Ratio of earnings to fixed charges(2)....       --(3)       --(3)      1.4x       1.9x
                                           ========    ========    ========    ========

- ---------------

(1) On May 26, 1993, the Company consummated the Acquisition, which was accounted for as a purchase of ARI by Comet.

(2) The ratio of earnings to fixed charges has been computed based upon net earnings (loss) before income taxes, earnings (loss) on equity investment, extraordinary items and fixed charges. Fixed charges consist of interest expense (including amortization of deferred debt issuance costs) and one-third of rental expense (the proportion deemed representative of the interest factor).

(3) Earnings before income taxes and fixed charges for Comet were insufficient to cover fixed charges for fiscal 1992 and fiscal 1993 by $3.0 million and $9.6 million, respectively, and for Pre-Acquisition ARI for fiscal 1991 and fiscal 1992, by $6.0 million and $5.4 million, respectively.